Exhibit 99.1

SMG Industries Announces the Signing of a Definitive Agreement to Acquire Trinity Services LLC

Acquisition of This 20 Year Old Oilfield Services Company Operating in the Haynesville Shale Provides Diversification and New Customers

HOUSTON, TX / ACCESSWIRE / June 6, 2019 / SMG Industries, Inc. ("SMGI" or the "Company") (OTCQB: SMGI), a growth-oriented oilfield services company operating in the Southwest United States announced today the signing of a definitive agreement to acquire 100% of the membership interests of Trinity Services LLC ("Trinity") which currently operates in the Haynesville shale area of East Texas and Western Louisiana. This acquisition expands the Company's service footprint into this new area with an existing client base. On an unaudited basis, Trinity generated revenues of approximately $5.4 million in fiscal year 2018, up approximately 80% from 2017 revenues.

Trinity's oilfield services focus and highlights include:

•	Drilling segment focused on building drilling locations, including pad development, pits and lease access roads for oil and gas companies through its fleet of heavy equipment including excavators, tractors, compactors and motor graders,

•	Production market segment focused on workover and well site services through its workover and swab rigs,

•	Over 20 years of field service operations serving the Haynesville, Cotton Valley and Bossier and Smackover formations in East Texas and NW Louisiana areas serving oil and gas operators,

•	Trinity's facilities are strategically located in Waskom, Texas bordering Louisiana, near the resource plays,

•	Reference customer base with cross-selling opportunities for our existing divisions, and,

•	Expands the Company's diversification on the production side of the business.

Mr. Matt Flemming, CEO of SMGI, stated, "The acquisition of Trinity Services will approximately double our Company's current revenues and allows us to immediately cross sell a broader product offering across our customer bases. We anticipate these efforts will result in increased utilization for our frac water management business, Momentum Water Transfer Services, currently operating in South Texas." Mr. Flemming also stated, "The Company believes the Trinity acquisition is immediately accretive to shareholders, improves equity on the balance sheet and assists SMGI in sourcing additional acquisition opportunities."

Mr. Stephen Christian, EVP of Operations stated, "Trinity Services enjoys a great reputation with leading customers in the Haynesville unconventional resource play that is very active with both public and private operating companies. Trinity's management will remain in place, and we believe there is substantial upside from accessing SMGI's customer base for our drilling and completions focused businesses."

Terms of the deal include the issuance of $2 million of 3.0% Series "A" non-redeemable Convertible Preferred Stock, that will automatically convert into common shares at a price of $0.50 per share, representing a premium over SMGI's closing stock price on June 5, 2019. Additionally, $500,000 in cash at closing funded from a line of credit and the assumption of approximately $850,000 in low interest equipment notes. The $3.35 million acquisition is expected to close before June 21, 2019.

ROTH Capital Partners acted as an exclusive financial advisor to SMG Industries on this transaction.

About SMG Industries, Inc.:

SMG Industries is a rapidly growing oilfield services company that operates throughout the Southwest United States. Through its wholly-owned operating subsidiaries, the Company offers an expanding suite of products and services across the market segments of drilling, completions and production. MG Cleaners LLC, serves the drilling market segment with proprietary branded products including detergents, surfactants and degreasers (such as Miracle Blue®) as well equipment and services crews that perform on-site repairs, maintenance and drilling rig wash services. SMG's rental division includes an inventory of over 800 bottom hole assembly (BHA) oil tools such as stabilizers, drill collars, crossovers and bit subs rented to oil companies and their directional drillers. In the Completions market segment, SMG's frac water management division, known as Momentum Water Transfer, focuses in frac water management providing high volume above ground equipment and temporary infrastructure to route water used on location for fracing. In the production market segment, SMG's well site and workover services are provided by Trinity Services LLC upon the completion of the Company's acquisition of Trinity. SMG Industries, Inc. headquartered in Houston, Texas has facilities in Carthage, Odessa and Alice, Texas. Read more at www.SMGindustries.com and www.MGCleanersllc.com and www.MomentumWTS.com.

Forward-Looking Statements:

This news release contains information that is "forward-looking" in that it describes events and conditions SMGI reasonably expects to occur in the future. Expectations for the future performance of SMGI are dependent upon a number of factors and there can be no assurance that SMGI will achieve the results as contemplated herein. Certain statements contained in this release using the terms "may", "expects to", "anticipated" and other terms denoting future possibilities, are forward-looking statements. The accuracy of these statements cannot be guaranteed as they are subject to a variety of risks, which are beyond SMGI's ability to predict, or control and which may cause actual results to differ materially from the projections or estimates contained herein. Forward-looking statements in this news release that are subject to risk include the ability to achieve and continue revenue, net income and adjusted EBITDA improvements. It is important that each person reviewing this release understand the significant risks attendant to the operations of SMGI. SMGI disclaims any obligation to update any forward-looking statement made herein.

Contact:

Matthew Flemming, SMG Industries, Inc. +713-821-3153

SOURCE:

SMG Industries, Inc.